Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Orangekloud Technology Inc.

We hereby consent to the inclusion in this Form 20-F of Orangekloud Technology Inc. (the “Company”), to be filed on or about May 2, 2025, of our report dated April 19, 2024, with respect to our audit of the Company’s consolidated financial statements as of December 31, 2023, and 2022 and for the years then ended.

Rowland Heights, California

May 2, 2025